UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2016, Connecture, Inc. (“Connecture”), announced that James P. Purko, the Company’s Chief Financial Officer and Secretary, will be leaving the Company effective December 31, 2016, to pursue other business opportunities.  The Company has commenced a search for a successor Chief Financial Officer.  A press release describing the foregoing matter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

As a result of his separation, Mr. Purko is entitled to the benefits provided by the Separation Pay Agreement between Connecture and Mr. Purko, dated July 23, 2012, as amended from time to time (the “Separation Agreement”).  On December 14, 2016, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved amendments to the Separation Agreement to extend the period of severance that Mr. Purko is entitled to upon his termination without cause to a period of twelve months from the date of termination and to provide that Mr. Purko shall receive a $12,500 payment on his last day of employment.  The amendment to the Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, on December 14, 2016, the Compensation Committee approved amendments to the terms of Mr. Purko’s outstanding stock options to provide that such options, to the extent vested, shall be exercisable for a period of 365 days following Mr. Purko’s separation from the Company.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Separation Pay Agreement, dated December 14, 2016, by and among the Registrant and James P. Purko

99.1	Press Release dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: December 15, 2016	/s/ Jeffery A. Surges
Jeffery A. Surges Chief Executive Officer and President